EXHIBIT 10.1(a)

The omitted portions indicated by brackets have been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 under the Securities Act of 1933, as amended.

                         Batesville Casket Company, Inc.
                             CASKET SUPPLY AGREEMENT

VALUE PLUS

AGREEMENT, made between Batesville Casket Company, Inc. an Indiana Corporation ("Batesville"), and, Prime Succession with its principal location at 691 Tekulve Avenue, referred to hereafter as ("Funeral Director"), to become effective beginning with the 1st day of January, 1993.

1. Funeral Director, recognizing Batesville's delivery and consistency of supply capabilities, agrees to establish an initial inventory ("Initial Inventory") and to make available for resale no less than * Batesville Caskets purchased from Batesville within 60 days from the date hereof. Funeral Director may increase the number of Batesville Caskets in the Initial Inventory at any time, but in any event, agrees to make available for resale no less than * Batesville Caskets throughout the term of this Agreement.

2. Each Batesville Casket purchased from Batesville during the term hereof will be invoiced on a monthly statement at terms of * % discount if payment is received by the 15th of the month following the month of delivery, or net * days. Funeral Director agrees to pay such invoices pursuant to such term; or such other terms upon which Funeral Director and Batesville mutually agree. Funeral Director agrees to pay a service charge as shown on this monthly statement from Batesville Casket Co., Inc., on all invoices that are past due.

3. Within 30 days after each anniversary date of this Agreement, Batesville agrees to pay Funeral Director a rebate based on Funeral Director's purchases from Batesville during each contract year of this Agreement. The rebate will be based on the schedules attached hereto. Batesville retains the right to apply any rebate payment to any past due balance owing Batesville.

4. Funeral Director agrees that Batesville or its authorized representative may verify, on a monthly basis, that the Initial Inventory level remains available for resale. In the event the Initial Inventory falls below the agreed level, this Agreement shall terminate immediately and further purchases of Batesville Caskets shall be pursuant to Batesville's standard terms.

5. Funeral Director shall be named as an additional insured on Batesville's $5,500,000 Products Liability Insurance Policy with respect to occurrences during the policy period as defined by Batesville's policies of insurance relating to any manufacturing defects in products manufactured by and purchased from Batesville. Coverage shall exist under and pursuant to the terms of the policies, provided the Funeral Director:

           a. displays the Batesville warranty certificate provided with each Batesville casket prominently therewith in the selection room or makes the warranty certificate available to clients as required by law; and

           b. Presents said warranty certificate to such clients at the time of rendering the service statement; and

           c. Uses reasonable care in handling of Batesville caskets while under Funeral Director's control; and

           d. Upon an occurrence:

                i. Notifies Batesville immediately; and

                ii. Gives Batesville and/or the insurer full and complete control over the disposition of any claim arising out of the occurrence, including the right to defend or settle on behalf of Batesville and Funeral Director, and

                iii. Cooperates fully with Batesville and/or the insurer in all matters respecting any claims.

                Coverage shall not apply to any product manufactured by others notwithstanding its sale by Batesville.

6. This Agreement shall continue in force until terminated by either party upon 30 days written notice. This Agreement may not be assigned by Funeral Director without express written consent of Batesville and shall be construed according to the laws of the State of Indiana.

*  See Attached

BATESVILLE CASKET COMPANY, INC.                Prime Succession
                                               FUNERAL ESTABLISHMENT:

/s/ Michael DiBease                            /s/Thomas Johnson
-------------------------------                ------------------------------
By:                                            By:

1/1/93                                         1/1/93
-------------------------------                ------------------------------
Date:                                          Date:

                BATESVILLE'S VALUE PLUS REBATE PROGRAM (ADDENDUM)

Prime Successions' participation in Batesville Casket Company's Value Plus Rebate Program is conducted through the funeral homes and/or related businesses, corporations, etc., acquired by Prime Succession. Therefore, Batesville Casket Company recognizes all of Prime Successions' businesses, that are at or above 80% floor representation, and the purchases of Batesville caskets by those businesses, to be combined for an annual rebate.

The purpose of this addendum is to state the procedures that will occur if and when a business is acquired in the middle of the rebate period. Some businesses that are acquired may already be participating in Batesville's Value Plus Rebate Program. If indeed this is the case, then the following guidelines will take effect:

      All purchases made by the acquired business, during it's respective rebate period, will be included into the Prime Succession Rebate Contract, as well as all purchases forward from date of the acquisition to the end of Prime Succession's Rebate period, if the firm acquired is at or above the 80% floor representation level.

On the other hand, if the acquired firm is not participating in Batesville's Value Plus Rebate program, then the following procedure will take place:

      Only those purchases of Batesville caskets that are billed out after the acquisition date will count towards Prime Successions' annual rebate, if indeed that funeral home is at or above the 80% floor representation level.

      o     Firms below the 80% level will stand alone for rebate purposes.

      o Any rebates owed to former owners will be handled by Prime Succession accordingly.

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                             CASKET SUPPLY AGREEMENT
                             FLOOR PERCENTAGE TERMS


                            4     5     6    7    8    9   10   11
 30% - [  ]% 30, net 60     3     3     3    3    3    3    3    3
 40% - [  ]% 30, net 60     4     4     4    4    4    4    4    4
 50% - [  ]% 30, net 60    N/A    5     5    5    5    5    5    5
 60% - [  ]% 30, net 90    N/A   N/A    6    6    6    6    6    7
 70% - [  ]% 30, net 90    N/A   N/A   N/A   7    7    7    7    8
 80% - [  ]% 30, net 120   N/A   N/A   N/A  N/A   8    8    8    9
 90% - [  ]% 30, net 120   N/A   N/A   N/A  N/A   8    8    9   10
100% - [  ]% 30, net 120   N/A   N/A   N/A  N/A   8    9   10   11



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                       BATESVILLE CASKET COMPANY, INC.
                           CASKET SUPPLY AGREEMENT
                               REBATE SCHEDULE


VALUE PLUS


The rebate will be determined from the average wholesale price of all caskets purchased from Baresville under this agreement multiplied by the number of caskets purchased times the applicable rebate percentage shown below.



  BATESVILLE CASKETS
      PURCHASED                REBATE PERCENTAGE
  ------------------           -----------------

       0 -   30                0%
      40 -   69                [  ]% on units 1-69
      70 -   99                [  ]% on units 1-99
     100 -  249                [  ]% on units 1-249
     250 -  499                [  ]% on units 250-499
     500 -  999                [  ]% on units 500-999
    1000 - 2499                [  ]% on units 1000-2499
    2500 - 4999                [  ]% on units 2500-4999
    5000+                      [  ]% on units over 5000